UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                                  Trimeris Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    896263100
-------------------------------------------------------------------------------
                                 (CUSIP Number)
-------------------------------------------------------------------------------

                                  March 8, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 2 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Four Partners
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             572,400
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          572,400
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      572,400
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      5.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      PN
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 3 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Andrew H. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 4 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Daniel R. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 5 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             James S. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 6 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Thomas J. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 7 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Andrew H. Tisch 1999 Annuity Trust IV
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|
------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 8 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Daniel R. Tisch 1999 Annuity Trust IV
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 9 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The James S. Tisch 1999 Annuity Trust IV
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

                                       13G
--------------------                                       --------------------
CUSIP No. 896263100                                         Page 10 of 19 Pages
--------------------                                       --------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Thomas J. Tisch 1999 Annuity Trust IV
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             38,325
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          38,325
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      38,325
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.4%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

Item 1.

        (a)   Name of Issuer

              Trimeris Inc. (the "Issuer")

        (b)   Address of Issuer's Principal Executive Offices

              4727 University Drive
              Durham, NC  27707

Item 2.

        (a)   Name of Persons Filing

              This Schedule 13G is being filed jointly by the following entities and individuals:

              1. Four Partners, a New York general partnership ("FP");

              2. Andrew H. Tisch;

              3. Daniel R. Tisch;

              4. James S. Tisch;

              5. Thomas J. Tisch (Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to collectively as the "Messrs. Tisch");

              6. The Andrew H. Tisch 1999 Annuity Trust IV ("Andrew Tisch GRAT IV");

              7. The Daniel R. Tisch 1999 Annuity Trust IV ("Daniel Tisch GRAT IV");

              8. The James S. Tisch 1999 Annuity Trust IV ("James Tisch GRAT IV"); and

              9. The Thomas J. Tisch 1999 Annuity Trust IV ("Thomas Tisch GRAT IV"; and collectively with Andrew Tisch GRAT IV, Daniel Tisch GRAT IV and James Tisch GRAT IV, the "GRATs").

              The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

              Each of the GRATs is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT IV. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch

              GRAT IV. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT IV. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT IV.

              On March 8, 1999, the following transfers occurred (the "GRAT Transfers"):

              1. FP distributed 153,300 shares of common stock, $0.001 par value per share, of Trimeris Inc. ("Common Stock") it owned in equal shares of 38,325 each to the four trusts that are partners of FP;

              2. Each of the four trusts that are partners of FP distributed all of the 38,325 shares of Common Stock that it had received from FP to the Mr. Tisch who is the beneficiary of such trust;

              3. Each of the Messrs. Tisch contributed all of the 38,325 shares of Common Stock that he had received to the GRAT for which he is the grantor.

              None of the GRAT Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

              On March 12, 1999, FP purchased 101,200 shares of Common Stock.

        (b)   Address of Principal Business Office or, if none, Residence

              The mailing address of FP is:

              c/o Thomas J. Tisch
              667 Madison Avenue
              New York, NY  10021

              The mailing address for each of the GRATs is:

              c/o Mr. Barry Bloom
              655 Madison Avenue - 8th Floor
              New York, NY  10021

              The addresses of the Messrs. Tisch are:

              Name                               Business Address
              ----                               ----------------
              Andrew H. Tisch                    667 Madison Avenue
                                                 New York, NY 10021

              Daniel R. Tisch                    c/o Mentor Partners, L.P.
                                                 499 Park Avenue
                                                 New York, NY 10022

              James S. Tisch                     667 Madison Avenue
                                                 New York, NY 10021

              Thomas J. Tisch                    667 Madison Avenue
                                                 New York, NY 10021

        (c)   Citizenship

              FP is a New York general partnership.

              The Messrs. Tisch are brothers and are United States citizens.

        (d)   Title of Class of Securities

              Common Stock, $0.001 par value

        (e)   CUSIP Number

              896263100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)   |_| Broker or Dealer registered under Section 15 of the Act,

              (b)   |_| Bank as defined in Section 3(a)(6) of the Act,

              (c)   |_| Insurance company as defined in Section 3(a)(19) of the
                        Act,

              (d)   |_| Investment company registered under section 8 of the
                        Investment Company Act of 1940,

              (e)   |_| Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940,

              (f)   |_| An employee benefit plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F),

              (g)   |_| A parent holding company, in accordance with ss.
                        240.13d-1(b)(ii)(G) (Note:  See Item 7),

              (h)   |_| A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i)   |_| A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j)   |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to ss. 240.13d-1(c), check
              this box    |X|.

Item 4.       Ownership

              (a-b) Amount Beneficially Owned and Percent of Class

FP owns 572,400 shares of Common Stock. Each GRAT owns 38,325 shares of Common Stock.

Set forth in the table below is the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each person or entity listed in Item 2 above, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity.



Name of                         Amount and Nature of                % of Class
Beneficial Owner                Beneficial Ownership            Outstanding (1)
----------------                --------------------            ---------------
Four Partners                           572,400                        5.4%
Andrew H. Tisch 1991 Trust                    0                        0%
Daniel R. Tisch 1991 Trust                    0                        0%
James S. Tisch 1991 Trust                     0                        0%
Thomas J. Tisch 1991 Trust                    0                        0%
Andrew Tisch GRAT IV                     38,325                        0.4%
Daniel Tisch GRAT IV                     38,325                        0.4%
James Tisch GRAT IV                      38,325                        0.4%
Thomas Tisch GRAT IV                     38,325                        0.4%
Andrew H. Tisch                          38,325 (2)                    0.4%
Daniel R. Tisch                          38,325 (2)                    0.4%
James S. Tisch                           38,325 (2)                    0.4%
Thomas J. Tisch                          38,325 (2)                    0.4%
                                         ------                        ---
Total                                   725,700                        6.9%  (1)



(1) The ownership percentages set forth in the table above are based on 10,593,477 shares of Common Stock outstanding as of November 13, 1998, which information was reported on the Issuer's Form 10-Q for the quarter ended September 30, 1998.

(2) Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRAT for which he is trustee.

              (c) Set forth in the table below is information with respect to the number of shares of Common Stock beneficially owned as of the date hereof by each person or entity named in Item 2 above, indicating, with respect to such shares of Common Stock, whether each such person has the sole power to vote or direct the vote or shared power to vote or direct the vote and sole power to dispose or direct the disposition or shared power to dispose or direct the disposition.

Name of                          Power to Vote or           Power to Dispose or
Reporting Person                 Direct the Vote         Direct the Disposition
----------------                 ----------------        ----------------------
                                Sole        Shared         Sole          Shared
                                ----        ------         ----          ------
Four Partners                 572,400         0          572,400           0
Andrew H. Tisch 1991 Trust       0            0             0              0
Daniel R. Tisch 1991 Trust       0            0             0              0
James S. Tisch 1991 Trust        0            0             0              0
Thomas J. Tisch 1991 Trust       0            0             0              0
Andrew Tisch GRAT IV           38,325         0           38,325           0
Daniel Tisch GRAT IV           38,325         0           38,325           0
James Tisch GRAT IV            38,325         0           38,325           0
Thomas Tisch GRAT IV           38,325         0           38,325           0
Andrew H. Tisch (1)(2)         38,325         0           38,325           0
Daniel R. Tisch (1)(2)         38,325         0           38,325           0
James S. Tisch (1)(2)          38,325         0           38,325           0
Thomas J. Tisch (1)(2)         38,325         0           38,325           0
--------------------

(1) By virtue of their status as trustees of the respective GRATs, the Messrs. Tisch may be deemed to have power to vote or direct the vote of the securities owned by those GRATs and power to dispose or direct the disposition of the securities owned by those GRATs.

(2) Does not include shares of Common Stock owned by FP. By virtue of their status as managing trustees of the trusts which are the general partners of FP, the Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote and to dispose or direct the disposition of the shares owned by FP. By virtue of his status as manager of FP, Thomas J. Tisch may be deemed to have the power to vote or direct the vote of the securities owned by FP and power to dispose or direct the disposition of the securities owned by FP.

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 17, 1999                    FOUR PARTNERS

                                  By    /s/ Thomas J. Tisch
                                    --------------------------------------
                                    Thomas J. Tisch, Manager


                                        /s/ Andrew H. Tisch
                                  ----------------------------------------
                                            Andrew H. Tisch


                                        /s/ Daniel R. Tisch
                                  ----------------------------------------
                                            Daniel R. Tisch


                                        /s/ James S. Tisch
                                  ----------------------------------------
                                            James S. Tisch


                                        /s/ Thomas J. Tisch
                                  ----------------------------------------
                                            Thomas J. Tisch


                                  THE ANDREW H. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ Daniel R. Tisch
                                    --------------------------------------
                                    Daniel R. Tisch, Trustee


                                  THE DANIEL R. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ James S. Tisch
                                     -------------------------------------
                                     James S. Tisch, Trustee


                                  THE JAMES S. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ Thomas J. Tisch
                                    --------------------------------------
                                    Thomas J. Tisch, Trustee


                                  THE THOMAS J. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ Andrew H. Tisch
                                    --------------------------------------
                                    Andrew H. Tisch, Trustee

                                    AGREEMENT


         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Schedule 13G dated March 17, 1999 relating to the Common Stock, $0.001 par value per share, of Trimeris Inc., as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated:  March 17, 1999



                                  FOUR PARTNERS

                                  By    /s/ Thomas J. Tisch
                                    --------------------------------------
                                    Thomas J. Tisch, Manager


                                        /s/ Andrew H. Tisch
                                  ----------------------------------------
                                            Andrew H. Tisch


                                        /s/ Daniel R. Tisch
                                  ----------------------------------------
                                            Daniel R. Tisch


                                        /s/ James S. Tisch
                                  ----------------------------------------
                                            James S. Tisch


                                        /s/ Thomas J. Tisch
                                  ----------------------------------------
                                            Thomas J. Tisch


                                  THE ANDREW H. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ Daniel R. Tisch
                                    --------------------------------------
                                    Daniel R. Tisch, Trustee


                                  THE DANIEL R. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ James S. Tisch
                                    --------------------------------------
                                    James S. Tisch, Trustee

                                  THE JAMES S. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ Thomas J. Tisch
                                    --------------------------------------
                                    Thomas J. Tisch, Trustee


                                  THE THOMAS J. TISCH 1999 ANNUITY TRUST IV

                                  By    /s/ Andrew H. Tisch
                                    --------------------------------------
                                    Andrew H. Tisch, Trustee